Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports 2024 Full Year And

Fourth Quarter Results Highlighted by Fourth Quarter Robust

Margin Expansion and Record Non-interest Income

Fourth Quarter Performance Highlights

●	Net Income: Net income for the quarter ended December 31, 2024 totaled $3.9 million or $0.52 per diluted share (including Series A preferred shares).
●	Record Non-interest Income: The Company reported record non-interest income of $4.2 million for the quarter ended December 31, 2024, an increase of $0.2 million or 5.89% from the quarter ended September 30, 2024 and $0.9 million or 28.67% from the quarter ended December 31, 2023.
●	Net Interest Income: Net interest income was $13.8 million for the quarter ended December 31, 2024, an increase of $0.7 million or 5.39% from the quarter ended September 30, 2024 and $1.1 million, or 9.08% from the quarter ended December 31, 2023.
●	Net Interest Margin: The Company’s net interest margin during the quarter ended December 31, 2024 increased to 2.53% from 2.37% in the quarter ended September 30, 2024 and 2.40% in the quarter ended December 31, 2023.
●	Strong Liquidity Position: At December 31, 2024, undrawn liquidity sources, which include cash and unencumbered securities and secured and unsecured funding capacity, totaled $713.1 million, or approximately 283% of uninsured deposit balances.
●	Deposit Activity: Core deposits, consisting of Demand, NOW, Savings and Money Market, increased $3.1 million or 0.84% annualized from September 30, 2024 and $74.1 million or 5.36% from December 31, 2023. Demand deposits increased $5.3 million or 10.33% annualized from September 30, 2024 and $3.9 million or 1.86% from December 31, 2023. Total deposits increased $49.7 million or 2.61% from December 31, 2023. Insured and collateralized deposits, which include municipal deposits, accounted for approximately 87% of total deposits at December 31, 2024.
●	Loan Diversification Strategy: The continued success in loan diversification resulted in C&I loans increasing by $61.0 million, or 56.52%, year over year, increasing to 8.51% of total loans at December 31, 2024. In addition, the commercial real estate concentration ratio improved, declining from 432% of capital at December 31, 2023 to 385% of capital at December 31, 2024. The Company continues to focus loan growth primarily in residential loan products originated for sale to specific buyers in the secondary market, C&I and SBA loans, which strategically enhances our management of liquidity and capital while producing additional non-interest income.

●	Asset Quality: At December 31, 2024, the Bank’s asset quality remained solid with non-performing loans totaling $16.4 million, representing 0.82% of the total loan portfolio, while the allowance for credit losses was 1.15% of total loans. Loans secured by office space accounted for 2.45% of the total loan portfolio with a total balance of $48.7 million, of which less than 1% is located in Manhattan.
●	Banking Initiatives: At December 31, 2024, the Company’s banking initiatives reflected continuing momentum:
o	SBA & USDA Banking: Gains on sale of SBA loans totaled $2.5 million for the quarter ended December 31, 2024, representing a 9.76% increase over the comparable 2023 quarter. Total SBA loans sold were $30.9 million for the quarter ended December 31, 2024, representing a 3.98% increase over the comparable 2023 quarter. Premiums earned on the sale of SBA loans increased to 9.06% for the quarter ended December 31, 2024 from 8.26% for the quarter ended December 31, 2023.
o	C&I Banking/Hauppauge Business Banking Center: The C&I Banking Team and the Hauppauge Business Banking Center increased deposits to $96.4 million as of December 31, 2024 from $44.9 million at December 31, 2023. This growth has continued since year end, with these deposits reaching $104 million at January 27, 2025. Loan originations tied to this office were $33.5 million during the fourth quarter of 2024 and $88.4 million for the full year. Momentum continues to build with deposit and C&I loan pipelines related to this office of $43 million and $112 million, respectively.
o	Residential Lending: The Bank continues to originate loans for its portfolio and for sale in the secondary market under its recently developed flow origination program. Of the $26.1 million in closed loans originated in the quarter ended December 31, 2024, $11.7 million were originated for the Bank’s portfolio and reflected a weighted average yield of 6.88% before origination and other fees, which average 50-100 bps per loan, and a weighted average LTV of 62%. The remaining $14.4 million of closed loans were originated for sale in the secondary market. Under this program, the Bank produced total gains of $0.5 million and a resulting premium of 2.42% in the fourth quarter of 2024.
●	Technology: The Company expects to complete a core processing system conversion from its existing provider to FIS Horizon on or about February 15, 2025. This conversion is expected to deliver immediate and tangible benefits to the Bank’s operations and customers, offering material improvements in user interfaces, functionality and efficiency that will better support our commitment to a digital forward future on better financial terms.
●	Tangible Book Value Per Share: Tangible book value per share (including Series A preferred shares) was $23.86 at December 31, 2024, an increase of 9.97% annualized from $23.28 at September 30, 2024 and 6.00% from $22.51 at December 31, 2023.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common and Series A preferred shares payable on February 19, 2025 to stockholders of record on February 12, 2025.

Mineola, NY – January 29, 2025 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter and year ended December 31, 2024 and the declaration of a $0.10 per share cash dividend on both common and Series A preferred shares payable on February 19, 2025 to stockholders of record on February 12, 2025.

Earnings Summary for the Quarter Ended December 31, 2024

The Company reported net income for the quarter ended December 31, 2024 of $3.9 million or $0.52 per diluted share (including Series A preferred shares), versus $3.8 million or $0.51 per diluted share (including Series A preferred shares) in the quarter ended December 31, 2023.  Returns on average assets, average stockholders’ equity and average tangible equity were 0.70%, 7.98% and 8.87%, respectively, for the quarter ended December 31, 2024, versus 0.69%, 8.10% and 9.06%, respectively, for the comparable quarter of 2023.

While net interest income and non-interest income increased during the quarter ended December 31, 2024 compared to the quarter ended December 31, 2023, these gains were partially offset by an increase in non-interest expenses, particularly compensation and benefits.  The increase in non-interest income is primarily related to the increases in the gain on sale of loans held-for-sale and loan servicing and fee income.  This increase is reflective of the strengthening of secondary market premiums in connection with sales of SBA loans and the gains on the recently developed residential loan flow program.  The increase in compensation and benefits expense in the fourth quarter of 2024 versus the comparable 2023 quarter was primarily related to lower deferred loan origination costs that were offset by lower incentive compensation expense resulting from reduced lending activity.

Net interest income was $13.8 million for the quarter ended December 31, 2024, an increase of $1.1 million, or 9.08%, versus the comparable 2023 quarter due to improvement of the Company’s net interest margin to 2.53% in the 2024 quarter from 2.40% in the comparable 2023 quarter.  The yield on interest earning assets increased to 6.06% in the 2024 quarter from 5.91% in the comparable 2023 quarter, an increase of 15 basis points that was partially offset by a 5 basis point increase in the cost of interest-bearing liabilities to 4.24% in 2024 from 4.19% in the fourth quarter of 2023.  The increase in the net interest margin was a result of the recent reductions in the Fed Funds effective rate and the liability sensitive nature of the Bank’s balance sheet.

Earnings Summary for the Year Ended December 31, 2024

For the year ended December 31, 2024, the Company reported net income of $12.3 million or $1.66 per diluted share (including Series A preferred shares), versus $13.6 million or $1.84 per diluted share (including Series A preferred shares) a year ago.

The decrease in net income recorded for the year ended December 31, 2024 from the comparable 2023 period resulted from an increase in the provision for credit losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income.  The year-over-year increase in the provision for credit losses was primarily related to the recording of a $4.0 million provision for credit losses in the June 2024 quarter that was mainly attributable to an ACL on an individually evaluated loan of $2.5 million and $1.1 million related to ongoing enhancements to the CECL model.  The increase in non-interest income is primarily related to the increases in the gain on sale of loans held-for-sale and loan servicing and fee income which were partially offset by a decrease in other operating income.  In September 2023, the Company settled ongoing litigation and received a settlement payment of $975 thousand which was recorded in other operating income.  The increase in non-interest expense was primarily attributed to additional staff for the SBA, C&I Banking and Operations teams.  The Company’s effective tax rate decreased to 24.62% for the year ended December 31, 2024 from 25.85% in the comparable 2023 period.

Net interest income was $53.1 million for the year ended December 31, 2024, an increase of $1.2 million, or 2.32% from the comparable 2023 period.  The Company’s net interest margin was 2.44% in 2024 and 2.59% in 2023.  The yield on interest earning assets increased to 6.12% in 2024 from 5.67% in 2023, an increase of 45 basis points that was offset by a 72 basis point increase in the cost of interest-bearing liabilities to 4.40% in 2024 from 3.68% in 2023 due to the rapid and significant rise in market interest rates.

Our imminent core system conversion is expected to position us to compete more effectively across all lines of business, as customers expect greater convenience and technological capabilities, and will enable the Bank to realize operational efficiencies while maximizing our customer appeal.  The substantial improvement in features and functionality expected with the conversion will be achieved on better financial terms than under our current system, enabling us to realize a material gain in performance with no adverse impact to operating expenses.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “We are pleased with fourth-quarter results.  Notable increases in net interest margin, tangible book value, returns on average assets and average tangible equity complemented further improvement in our CRE concentration ratio and sound credit quality, bringing 2024 to a well-rounded conclusion.  Building on this momentum, we enter 2025 with strong loan and deposit pipelines across our critical verticals, including C&I, SBA and Residential Banking and the benefit of diversified income streams.  Ongoing performance will be enhanced by our pending core system conversion, which will deliver tangible operational efficiencies and customer benefits, and could be positively impacted by further Federal Open Market Committee (“FOMC”) rate decreases, an improved yield curve, a favorable banking environment and potential qualification for the Russell 2000, which would increase institutional ownership and enhance the liquidity of our stock.  We continue to focus on scaling our key verticals while maintaining prudent expense management, which we believe will increase shareholder value through enhanced performance.”

Balance Sheet Highlights

Total assets at December 31, 2024 were $2.31 billion versus $2.27 billion at December 31, 2023.  Total securities available for sale at December 31, 2024 were $83.8 million, an increase of $22.3 million from December 31, 2023, primarily driven by growth in U.S. Treasury securities, corporate bonds and mortgage-backed securities.

Total deposits at December 31, 2024 were $1.95 billion, an increase of $49.7 million or 2.61%, compared to $1.90 billion at December 31, 2023.  Our loan to deposit ratio was 102% at December 31, 2024 and 103% at December 31, 2023.

The Company had $509.3 million in total municipal deposits at December 31, 2024, at a weighted average rate of 3.72% versus $528.1 million at a weighted average rate of 4.62% at December 31, 2023.  The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace.  This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than those of consumer deposits and market-based borrowings.  The Company continues to broaden its municipal deposit base and currently services 39 customer relationships.

Total borrowings at December 31, 2024 were $107.8 million, with a weighted average rate and term of 4.11% and 23 months, respectively.  At December 31, 2024 and 2023, the Company had $107.8 million and $126.7 million, respectively, of term FHLB advances outstanding.  The Company had no FHLB overnight borrowings outstanding at December 31, 2024 and 2023.  At December 31, 2024 the Company had no borrowings outstanding from the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”), while at December 31, 2023 the Company had $2.3 million in borrowings from the PPPLF.  The Company had no borrowings outstanding under lines of credit with correspondent banks at December 31, 2024 and 2023.

Stockholders’ equity was $196.6 million at December 31, 2024 compared to $184.8 million at December 31, 2023.  The $11.8 million increase was primarily due to an increase of $9.4 million in retained earnings and a decrease of $1.1 million in accumulated other comprehensive loss.  The increase in retained earnings was due primarily to net income of $12.3 million for the year ended December 31, 2024, which was offset by $2.9 million of dividends declared.  The accumulated other comprehensive loss at December 31, 2024 was 0.68% of total equity and was comprised of a $1.0 million after tax net unrealized loss on the investment portfolio and a $0.3 million after tax net unrealized loss on derivatives.

Loan Portfolio

For the year ended December 31, 2024, the Bank’s loan portfolio grew to $1.99 billion, an increase of $28.3 million or 1.45%.  Growth was concentrated primarily in residential, SBA and C&I loans.  At December 31, 2024, the Company’s residential loan portfolio (including home equity) amounted to $729.3 million, with an average loan balance of $483 thousand and a weighted average loan-to-value ratio of 57%.  Commercial real estate and multifamily loans totaled $1.09 billion at December 31, 2024, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 59%.  As will be discussed below, approximately 37% of the multifamily portfolio is subject to rent regulation.  The Company’s commercial real estate concentration ratio continued to improve, decreasing to 385% of capital at December 31, 2024 from 432% of capital at December 31, 2023, with loans secured by office space accounting for 2.45% of the total loan portfolio and totaling $48.7 million.  The Company’s loan pipeline with executed term sheets at December 31, 2024 is approximately $237 million, with approximately 89% being niche-residential, conventional C&I and SBA & USDA lending opportunities.

The Bank’s investments in diversification continue to deliver results, with the volume of SBA & USDA loans originated for sale and the volume of residential loans originated for sale sustaining momentum.  During the quarter ended December 31, 2024, the Company sold $19.1 million of residential loans under this program and recorded gains on sale of loans held-for-sale of $0.5 million.  During the quarters ended December 31, 2024 and 2023, the Company sold approximately $30.9 million and $29.7 million, respectively, in the government guaranteed portion of SBA loans and recorded gains on sale of loans held-for-sale of $2.5 million and $2.3 million, respectively. We expect the volume of activity to increase in 2025.  Because we continue to prioritize the management of liquidity and capital, new business development with respect to residential and SBA & USDA lending is largely focused on originations for sale over portfolio growth.  Conversely, portfolio growth is the primary focus of our C&I Banking initiative, which continues to drive deposit and loan growth at our Hauppauge Business Banking Center and will expand with the pending launch of our Port Jefferson branch.

Commercial Real Estate Statistics

A significant portion of the Bank’s commercial real estate portfolio consists of loans secured by Multi-Family and CRE-Investor owned real estate that are predominantly subject to fixed interest rates for an initial period of 5 years.  The Bank’s exposure to Land/Construction loans is minor at $13.5 million, all at floating interest rates, and CRE-owner occupied loans have a mix of floating rates.  As shown below, 23% of the loan balances in these combined portfolios will mature in 2025 and 2026, with another 55% maturing in 2027.

Multi-Family Market Rent Portfolio Fixed Rate Reset/Maturity Schedule					Multi-Family Stabilized Rent Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate	Calendar Period	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2025	10	$16,416	$1,642	4.30%	2025	14	$19,527	$1,395	4.82%
2026	36	118,503	3,292	3.66%	2026	20	42,901	2,145	3.67%
2027	71	176,490	2,486	4.30%	2027	53	124,773	2,354	4.22%
2028	18	29,858	1,659	6.15%	2028	12	10,221	852	7.14%
2029	6	4,957	826	7.70%	2029	4	4,346	1,087	6.38%
2030+	2	639	320	4.47%	2030+	4	1,169	292	5.41%
Fixed Rate	143	346,863	2,426	4.29%	Fixed Rate	107	202,937	1,897	4.36%
Floating Rate	3	716	239	9.22%	Floating Rate	—	—	—	—%
Total	146	$347,579	$2,381	4.30%	Total	107	$202,937	$1,897	4.36%

CRE Investor Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2025	30	$23,439	$781	6.12%
2026	33	44,679	1,354	4.87%
2027	90	163,358	1,815	5.03%
2028	30	31,803	1,060	6.63%
2029	4	2,378	595	7.03%
2030+	12	5,745	479	6.24%
Fixed Rate	199	271,402	1,364	5.33%
Floating Rate	10	27,103	2,710	8.95%
Total CRE-Inv.	209	$298,505	$1,428	5.66%

Rental breakdown of Multi-Family portfolio

The table below segments our portfolio of loans secured by Multi-Family properties based on rental terms and location.  As shown below, 63% of the combined portfolio is secured by properties subject to free market rental terms, which is the dominant tenant type.  Both the Market Rent and Stabilized Rent segments of our portfolio present very similar average borrower profiles.  The portfolio is primarily located in the New York City boroughs of Brooklyn, the Bronx and Queens.

Multi-Family Loan Portfolio - Loans by Rent Type
Rent Type	# Notes	Outstanding Loan Balance	% of Total Multi-Family	Avg Loan Size	LTV	Current DSCR	Avg # of Units
		($000's omitted)		($000's omitted)

Market	146	$347,579	63%	$2,381	61.6%	1.39	11
Location
Manhattan	7	$17,840	3%	$2,549	51.9%	1.62	15
Other NYC	93	$244,408	44%	$2,628	61.2%	1.38	10
Outside NYC	46	$85,331	16%	$1,855	64.8%	1.39	13

Stabilized	107	$202,937	37%	$1,897	62.4%	1.39	12
Location
Manhattan	6	$9,035	2%	$1,506	44.7%	1.59	17
Other NYC	89	$174,888	32%	$1,965	63.2%	1.38	11
Outside NYC	12	$19,014	3%	$1,584	64.4%	1.40	16

Office Property Exposure

The Bank’s exposure to the Office market is minor at $49 million.  The pool has a 1.28x weighted average DSCR, a 53% weighted average LTV and less than $400,000 of exposure in Manhattan.

Asset Quality and Allowance for Credit Losses

At December 31, 2024, the Bank’s asset quality remained solid with non-performing loans totaling $16.4 million which represented 0.82% of total loans outstanding.  Non-performing loans were $14.5 million at December 31, 2023 and $15.4 million at September 30, 2024.

During the fourth quarter of 2024, the Bank recorded a provision for credit losses expense of $0.4 million.  The December 31, 2024, allowance for credit losses balance was $22.8 million versus $19.7 million at December 31, 2023 and $23.4 million at September 30, 2024.  The allowance for credit losses as a percent of total loans was 1.15% at December 31, 2024 and 1.17% at September 30, 2024, inclusive of a $3.2 million allowance on individually analyzed loans, versus 1.00% at December 31, 2023, which does not include the aforementioned $3.2 million allowance.

Net Interest Margin

The Bank’s net interest margin increased to 2.53% for the quarter ended December 31, 2024 compared to 2.37% in the quarter ended September 30, 2024 and 2.40% in the quarter ended December 31, 2023 due to the recent reductions in the Fed Funds effective rate and the liability sensitive nature of the Bank’s balance sheet.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is the bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover offers a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey, with a new branch opening in Port Jefferson, New York in the first quarter of 2025.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures, including the Company’s tangible common equity (“TCE”) ratio, TCE, tangible assets, tangible book value per share, return on average tangible equity and efficiency ratio.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of and reconciliations of TCE, tangible assets, TCE ratio and tangible book value per share, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect.  They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Further, the adverse effect of health emergencies or natural disasters on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	December 31,	September 30,	December 31,
	2024	2024	2023
Assets
Cash and cash equivalents	$162,857	$141,231	$177,207
Securities-available for sale, at fair value	83,755	98,359	61,419
Investments-held to maturity	3,758	3,828	4,041
Loans held for sale	12,404	16,721	8,904

Loans, net of deferred loan fees and costs	1,985,524	2,005,813	1,957,199
Less: allowance for credit losses	(22,779)	(23,406)	(19,658)
Loans, net	1,962,745	1,982,407	1,937,541

Goodwill	19,168	19,168	19,168
Premises & fixed assets	15,337	16,373	15,886
Operating lease assets	8,337	8,776	9,754
Other assets	43,749	40,951	36,140
Assets	$2,312,110	$2,327,814	$2,270,060

Liabilities and stockholders’ equity
Core deposits	$1,456,513	$1,453,444	$1,382,397
Time deposits	497,770	504,100	522,198
Total deposits	1,954,283	1,957,544	1,904,595

Borrowings	107,805	125,805	128,953
Subordinated debentures	24,689	24,675	24,635
Operating lease liabilities	9,025	9,472	10,459
Other liabilities	19,670	17,979	16,588
Liabilities	2,115,472	2,135,475	2,085,230

Stockholders’ equity	196,638	192,339	184,830
Liabilities and stockholders’ equity	$2,312,110	$2,327,814	$2,270,060

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Interest income	$33,057	$31,155	$133,022	$113,626
Interest expense	19,249	18,496	79,930	61,739
Net interest income	13,808	12,659	53,092	51,887
Provision for credit losses	400	200	4,940	2,132
Net interest income after provision for credit losses	13,408	12,459	48,152	49,755

Loan servicing and fee income	981	778	3,690	2,809
Service charges on deposit accounts	136	85	469	297
Gain on sale of loans held-for-sale	3,014	2,326	10,940	5,841
Gain on sale of investments	27	—	31	—
Other operating income	29	65	209	1,744
Non-interest income	4,187	3,254	15,339	10,691

Compensation and benefits	6,699	5,242	25,600	21,562
Occupancy and equipment	1,810	1,746	7,222	6,628
Data processing	536	530	2,096	2,063
Professional fees	782	729	3,079	3,191
Federal deposit insurance premiums	375	375	1,418	1,476
Other operating expenses	2,198	2,048	7,697	7,200
Non-interest expense	12,400	10,670	47,112	42,120

Income before income taxes	5,195	5,043	16,379	18,326
Income tax expense	1,293	1,280	4,033	4,737

Net income	$3,902	$3,763	$12,346	$13,589

Earnings per share ("EPS"):(1)
Basic	$0.53	$0.51	$1.67	$1.85
Diluted	$0.52	$0.51	$1.66	$1.84

Average shares outstanding for basic EPS (1)(2)	7,427,583	7,324,133	7,403,758	7,326,903
Average shares outstanding for diluted EPS (1)(2)	7,456,471	7,383,529	7,432,741	7,386,299

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Interest income	$33,057	$34,113	$33,420	$32,432	$31,155
Interest expense	19,249	21,011	20,173	19,497	18,496
Net interest income	13,808	13,102	13,247	12,935	12,659
Provision for credit losses	400	200	4,040	300	200
Net interest income after provision for credit losses	13,408	12,902	9,207	12,635	12,459

Loan servicing and fee income	981	960	836	913	778
Service charges on deposit accounts	136	123	114	96	85
Gain on sale of loans held-for-sale	3,014	2,834	2,586	2,506	2,326
Gain on sale of investments	27	—	4	—	—
Other operating income	29	37	82	61	65
Non-interest income	4,187	3,954	3,622	3,576	3,254

Compensation and benefits	6,699	6,840	6,499	5,562	5,242
Occupancy and equipment	1,810	1,799	1,843	1,770	1,746
Data processing	536	547	495	518	530
Professional fees	782	762	717	818	729
Federal deposit insurance premiums	375	360	365	318	375
Other operating expenses	2,198	1,930	1,751	1,818	2,048
Non-interest expense	12,400	12,238	11,670	10,804	10,670

Income before income taxes	5,195	4,618	1,159	5,407	5,043
Income tax expense	1,293	1,079	315	1,346	1,280

Net income	$3,902	$3,539	$844	$4,061	$3,763

Earnings per share ("EPS"):(1)
Basic	$0.53	$0.48	$0.11	$0.55	$0.51
Diluted	$0.52	$0.48	$0.11	$0.55	$0.51

Average shares outstanding for basic EPS (1)(2)	7,427,583	7,411,064	7,399,816	7,376,227	7,324,133
Average shares outstanding for diluted EPS (1)(2)	7,456,471	7,436,068	7,449,110	7,420,926	7,383,529

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Year Ended
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Profitability:
Return on average assets	0.70%	0.69%	0.55%	0.66%
Return on average equity (1)	7.98%	8.10%	6.45%	7.44%
Return on average tangible equity (1)	8.87%	9.06%	7.18%	8.33%
Pre-provision net revenue to average assets	1.00%	0.97%	0.95%	0.99%
Yield on average interest-earning assets	6.06%	5.91%	6.12%	5.67%
Cost of average interest-bearing liabilities	4.24%	4.19%	4.40%	3.68%
Net interest rate spread (2)	1.82%	1.72%	1.72%	1.99%
Net interest margin (3)	2.53%	2.40%	2.44%	2.59%
Non-interest expense to average assets	2.21%	1.97%	2.11%	2.04%
Operating efficiency ratio (4)	69.01%	67.05%	68.88%	67.31%

Average balances:
Interest-earning assets	$2,169,595	$2,090,839	$2,174,000	$2,004,634
Interest-bearing liabilities	1,804,700	1,751,330	1,818,110	1,678,464
Loans	2,003,686	1,910,409	2,005,524	1,829,586
Deposits	1,853,828	1,767,753	1,840,378	1,675,913
Borrowings	153,126	170,793	174,327	182,307

(1)	Includes common stock and Series A preferred stock.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income excluding gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Asset quality:
Provision for credit losses - loans (1)	$400	$200	$3,850	$300
Net (charge-offs)/recoveries	(1,027)	(438)	(79)	(85)
Allowance for credit losses	22,779	23,406	23,644	19,873
Allowance for credit losses to total loans (2)	1.15%	1.17%	1.17%	0.99%
Non-performing loans	$16,368	$15,365	$15,828	$14,878
Non-performing loans/total loans	0.82%	0.77%	0.79%	0.74%
Non-performing loans/total assets	0.71%	0.66%	0.68%	0.64%
Allowance for credit losses/non-performing loans	139.17%	152.33%	149.38%	133.57%

Capital (Bank only):
Tier 1 Capital	$201,744	$198,196	$195,703	$195,889
Tier 1 leverage ratio	9.13%	8.85%	8.89%	8.90%
Common equity tier 1 capital ratio	13.32%	12.99%	12.78%	12.99%
Tier 1 risk based capital ratio	13.32%	12.99%	12.78%	12.99%
Total risk based capital ratio	14.58%	14.24%	14.21%	14.19%

Equity data:
Shares outstanding (3)	7,427,127	7,428,366	7,402,163	7,392,412
Stockholders’ equity	$196,638	$192,339	$190,072	$189,543
Book value per share (3)	26.48	25.89	25.68	25.64
Tangible common equity (3)	177,220	172,906	170,625	170,080
Tangible book value per share (3)	23.86	23.28	23.05	23.01
Tangible common equity (“TCE”) ratio (3)	7.73%	7.49%	7.38%	7.43%

(1)	Excludes $0, $0, $190 thousand and $0 provision for credit losses on unfunded commitments for the quarters ended 12/31/24, 9/30/24, 6/30/24 and 3/31/24, respectively.
(2)	Calculation excludes loans held for sale.
(3)	lncludes common stock and Series A preferred stock.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Loan distribution (1):
Residential mortgages	$702,832	$719,037	$733,040	$730,017
Multifamily	550,570	557,634	562,503	568,043
Commercial real estate	536,288	529,948	549,725	556,708
Commercial & industrial	168,909	171,899	139,209	123,419
Home equity	26,422	26,825	27,992	26,879
Consumer	503	470	485	449

Total loans	$1,985,524	$2,005,813	$2,012,954	$2,005,515

Sequential quarter growth rate	(1.01)%	(0.35)%	0.37%	2.47%

CRE concentration ratio	385%	397%	403%	416%

Loans sold during the quarter	$53,499	$43,537	$35,302	$26,735

Funding distribution:
Demand	$211,656	$206,327	$199,835	$202,934
N.O.W.	692,890	621,880	661,998	708,897
Savings	48,885	53,024	44,821	48,081
Money market	503,082	572,213	571,170	493,123
Total core deposits	1,456,513	1,453,444	1,477,824	1,453,035
Time	497,770	504,100	464,105	464,227
Total deposits	1,954,283	1,957,544	1,941,929	1,917,262
Borrowings	107,805	125,805	148,953	148,953
Subordinated debentures	24,689	24,675	24,662	24,648

Total funding sources	$2,086,777	$2,108,024	$2,115,544	$2,090,863

Sequential quarter growth rate - total deposits	(0.17)%	0.80%	1.29%	0.67%

Period-end core deposits/total deposits ratio	74.53%	74.25%	76.10%	75.79%

Period-end demand deposits/total deposits ratio	10.83%	10.54%	10.29%	10.58%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Tangible common equity
Total equity (2)	$196,638	$192,339	$190,072	$189,543	$184,830
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(250)	(265)	(279)	(295)	(311)
Tangible common equity (2)	$177,220	$172,906	$170,625	$170,080	$165,351

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$177,220	$172,906	$170,625	$170,080	$165,351
Total assets	2,312,110	2,327,814	2,331,098	2,307,508	2,270,060
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(250)	(265)	(279)	(295)	(311)
Tangible assets	$2,292,692	$2,308,381	$2,311,651	$2,288,045	$2,250,581
TCE ratio (2)	7.73%	7.49%	7.38%	7.43%	7.35%

Tangible book value per share
Tangible equity (2)	$177,220	$172,906	$170,625	$170,080	$165,351
Shares outstanding (2)	7,427,127	7,428,366	7,402,163	7,392,412	7,345,012
Tangible book value per share (2)	$23.86	$23.28	$23.05	$23.01	$22.51

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended December 31, 2024 and 2023

(unaudited, dollars in thousands)

	2024			2023
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$2,003,686	$30,753	6.11%	$1,910,409	$28,394	5.90%
Investment securities	94,886	1,381	5.79%	56,834	940	6.56%
Interest-earning cash	62,850	747	4.73%	114,033	1,570	5.46%
FHLB stock and other investments	8,173	176	8.57%	9,563	251	10.41%
Total interest-earning assets	2,169,595	33,057	6.06%	2,090,839	31,155	5.91%
Non interest-earning assets:
Cash and due from banks	8,973			7,429
Other assets	50,068			50,677
Total assets	$2,228,636			$2,148,945

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,152,755	$11,916	4.11%	$1,039,062	$11,547	4.41%
Time deposits	498,819	5,642	4.50%	541,475	5,231	3.83%
Total savings and time deposits	1,651,574	17,558	4.23%	1,580,537	16,778	4.21%
Borrowings	128,446	1,365	4.23%	146,167	1,392	3.78%
Subordinated debentures	24,680	326	5.25%	24,626	326	5.25%
Total interest-bearing liabilities	1,804,700	19,249	4.24%	1,751,330	18,496	4.19%
Demand deposits	202,254			187,216
Other liabilities	27,168			26,031
Total liabilities	2,034,122			1,964,577
Stockholders’ equity	194,514			184,368
Total liabilities & stockholders’ equity	$2,228,636			$2,148,945
Net interest rate spread			1.82%			1.72%
Net interest income/margin		$13,808	2.53%		$12,659	2.40%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Years Ended December 31, 2024 and 2023

(unaudited, dollars in thousands)

	2024			2023
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$2,005,524	$122,970	6.13%	$1,829,586	$103,975	5.68%
Investment securities	98,238	5,992	6.10%	26,171	1,534	5.86%
Interest-earning cash	60,868	3,191	5.24%	139,006	7,243	5.21%
FHLB stock and other investments	9,370	869	9.27%	9,871	874	8.85%
Total interest-earning assets	2,174,000	133,022	6.12%	2,004,634	113,626	5.67%
Non interest-earning assets:
Cash and due from banks	8,567			8,034
Other assets	50,461			52,953
Total assets	$2,233,028			$2,065,621

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,160,115	$51,457	4.44%	$1,029,415	$39,430	3.83%
Time deposits	483,668	21,060	4.35%	466,742	14,888	3.19%
Total savings and time deposits	1,643,783	72,517	4.41%	1,496,157	54,318	3.63%
Borrowings	149,667	6,109	4.08%	157,701	6,124	3.88%
Subordinated debentures	24,660	1,304	5.29%	24,606	1,297	5.27%
Total interest-bearing liabilities	1,818,110	79,930	4.40%	1,678,464	61,739	3.68%
Demand deposits	196,595			179,756
Other liabilities	27,000			24,701
Total liabilities	2,041,705			1,882,921
Stockholders’ equity	191,323			182,700
Total liabilities & stockholders’ equity	$2,233,028			$2,065,621
Net interest rate spread			1.72%			1.99%
Net interest income/margin		$53,092	2.44%		$51,887	2.59%